Exhibit 10.45

Supplementary Agreement

Party A: NeoPhotonics (China) Co., Ltd

　　　　NeoPhotonics Dongguan Co., Ltd.

Party B: Shenzhen Branch of China Citic Bank Co. Limited

According to numbered (2013) S.Y.B.Z.Zi.No.003 of the Comprehensive Credit Extension Contact made on June 3, 2013, Party A and Party B reached the following supplementary agreement on the basis of mutual friendly consultation:

I.

Both parties hereby acknowledge that in the Comprehensive Credit Extension Contact Article 1 "credit extension balance" means the sum of outstanding debt principal of Party A incurred by application for use of an general credit limit under the Contract; Among which, for the item of issued bank acceptance bills it refers to Party B’s capital of issued and unpaid bill amount according to this Contract minus the deposit for bank acceptance bills item; for the item of issued letter of credit it refers to Party B’s capital of open and unpaid credit of letter amount according to this Contract minus deposit of credit amount item; for the item of opened guarantee it refers to Party B’s capital of open and unpaid guarantee minus deposit of guarantee item.

II.	Both parties agree to manage according to "exposure" credit. Therefore, Article 3.3 of the Comprehensive Credit Extension Contract shall be repealed.
III.	If the item of this supplementary agreement is inconsistent with article 1 of the Comprehensive Credit Extension Contract, this agreement shall prevail.
IV.	The agreement is the supplementary agreement of the Comprehensive Credit Extension Contract, so it shall have the same legal effect with the Comprehensive Credit Extension Contract.
V.	The agreement is in duplicate. Part A and Part B each hold one copy. Each copy shall have the same legal effect.

Party A (seal):	Party B (seal):

Legal representative/	Legal representative/
authorized person	authorized person
(signature or seal)	(signature or seal)

Date:	Date: June 3,2013